Filed Pursuant to
Rule 424(b)(3)
File No. 333-83208

PRICING SUPPLEMENT NO. 13 DATED
MAY 6, 2002 TO PROSPECTUS
DATED MARCH 15, 2002 AND PROSPECTUS
SUPPLEMENT DATED MARCH 15, 2002

BOEING CAPITAL CORPORATION

Boeing Capital Corporation InterNotes
Due Nine Months or More From Date of Issue

        Except as set forth herein, the Boeing Capital Corporation InterNotes offered hereby (the “Notes”) have such terms as are described in the accompanying Prospectus dated March 15, 2002, as amended and supplemented by the Prospectus Supplement dated March 15, 2002 (the “Prospectus”).

Aggregate Principal Amount:	$18,048,000
Price to Public:	100%
Concession:	2.0%
Net Proceeds:	$17,687,040
Original Issue Date (Settlement Date):	May 9, 2002
Stated Maturity Date:	May 15, 2017
Interest Rate:	6.70% per annum
Interest Payment Dates:	Commencing November 15, 2002 and thereafter on the 15th calendar day of each May and November of each year up to and including the Maturity Date
Optional Redemption:	[X] Yes [ ] No
Optional Redemption Terms:	Callable at 100% on May 15, 2005 and every coupon date thereafter
Survivor's Option:	[X] Yes [ ] No
Form of Notes Issued:	[X] Book-Entry Notes [ ] Certificated Notes
CUSIP Number:	09700PAN8
Joint Lead Managers and Lead Agents:	Banc of America Securities LLC and INCAPITAL LLC
Agents:	A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Quick and Reilly Inc., Salomon Smith Barney, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities